                                                                     EXHIBIT 5.1

                        [SIDLEY & AUSTIN LETTERHEAD]



                                November 4, 1997


Scotsman Industries, Inc.
820 Forest Edge Drive
Vernon Hills, Illinois 60061-3112


Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-3 (File No. 333-38489) filed on October 22, 1997 by Scotsman Industries, Inc., a Delaware corporation (the "Company"), and its wholly owned subsidiary, Scotsman Group Inc., a Delaware corporation ("Scotsman Group"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), to register: (i) $100,000,000 aggregate principal amount of __% Senior Subordinated Notes Due 2007 (the "Notes") of Scotsman Group; (ii) the full and unconditional guaranty on a senior subordinated basis of the Notes by the Company; and (iii) 1,611,699 shares of Common Stock, $0.10 par value (the "Shares"), together with the associated Common Stock Purchase Rights (the "Rights"), which may be offered from time to time by the current stockholders of the Company named in the equity prospectus constituting a part of such registration statement, as amended by Amendment No. 1 filed with the Commission on November 4, 1997 (the "Registration Statement"). The terms of the Rights are set forth in the Rights Agreement dated as of April 14, 1989, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent.

          We are familiar with the proceedings to date with respect to the proposed sale of the Shares and the Rights, as described in the Registration Statement, and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

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                                                              EXHIBIT 5.1 CONT'D

[SIDLEY & AUSTIN LETTERHEAD]


          Based on the foregoing, we are of the opinion that:

          (1) The Company had corporate power to issue the Shares and the Rights.

          (2) The Shares have been legally issued and are fully paid and nonassessable.

          (3)      The Rights have been validly issued under the Rights
Agreement.

          We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares and the Rights.

          This letter is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

                                        Very truly yours,


                                        /s/ Sidley & Austin